UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2010

ADVAXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)

Technology Centre of New Jersey
675 Rt. 1, Suite B113
North Brunswick, N.J. 08902
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 545-1590

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 11, 2010, the Company issued and sold 145.0 shares of non-convertible, redeemable Series A preferred stock to Optimus Life Sciences Capital Partners LLC (“Optimus”) pursuant to the terms of a Preferred Stock Purchase Agreement between the Company and Optimus dated September 24, 2009 (the “Purchase Agreement”).  The aggregate purchase price for the Series A preferred stock was $1.45 million (less $130,000 representing an administrative fee and the balance of a commitment fee due and owing to Optimus under the Purchase Agreement).  Under the terms of the Purchase Agreement, Optimus remains obligated, from time to time until September 24, 2012, to purchase up to an additional 355.0 shares of Series A preferred stock at a purchase price of $10,000 per share upon notice from the Company to Optimus, and subject to the satisfaction of certain conditions, as set forth in the Purchase Agreement.

In connection with the foregoing transaction, an affiliate of Optimus exercised warrants to purchase 11,563,000 shares of common stock at an adjusted exercise price of $0.17 per share.  The Company and Optimus agreed to waive certain terms and conditions in the Purchase Agreement and the warrant in order to permit the affiliate of Optimus to exercise the warrants at such adjusted exercise price prior to the closing of the purchase of the Preferred Stock and acquire beneficial ownership of more than 4.99% of the Company’s common stock on the date of exercise.  As permitted by the terms of such warrants, the aggregate exercise price of $1,965,710 received by the Company is payable pursuant to a 4 year full recourse promissory note bearing interest at the rate of 2% per year.

As a result of anti-dilution protection provisions contained in certain of the Company’s outstanding warrants, the Company has (i) reduced the exercise price from $0.20 per share to $0.17 per share with respect to an aggregate of approximately 62.0 million warrant shares to purchase the Company’s Common Stock and (ii) correspondingly adjusted the amount of warrant shares issuable pursuant to certain warrants such that approximately 11.0 million additional warrant shares are issuable at $0.17 per share.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

(b)           Fredrick D. Cobb resigned as the Company’s Principal Financial Officer and Assistant Secretary.

(c)           Effective as of January 5, 2010, Mark Rosenblum, 56, was hired as Senior Vice President, Chief Financial Officer and Secretary of the Company.  Since April 2005 Mr. Rosenblum was the Chief Financial Officer of Hemobiotech, Inc. (OTC BB: HMBT.OB), a company primarily engaged in the commercialization of human blood substitute technology licensed from Texas Tech University. From 2003 until 2005, he acted as a consultant to various distribution and manufacturing companies.  From 1985 through 2003, Mr. Rosenblum was employed by Wellman, Inc., a public chemical  manufacturing company and held positions as its Corporate Controller, Vice President and Chief Accounting Officer.

Mr. Rosenblum’s base compensation is $225,000 per annum, with a discretionary bonus of up to 30% of his base compensation awarded annually in March beginning in 2011.  In addition, on January 5, 2010 Mr. Rosenblum was granted options to purchase 1,000,000 shares of the Company’s Common Stock with an exercise price equal to the closing bid price on the date of grant.  One third of these options vested on the date of grant, one third vests on the first anniversary of the date of grant, and one third vests on the second anniversary of the date of grant.  Mr. Rosenblum may be eligible for additional option grants in one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2010	Advaxis, Inc.

	By:	/S/ THOMAS A. MOORE
Thomas A. Moore, Chief Executive Officer